      EXHIBIT 10.3 - THE MERCHANTS NATIONAL BANK PROFIT SHARING BONUS PLAN


                            BONUS PROPOSAL - MAY 1988

Purpose: To devise an employee incentive program that provides compensation to the Bank's employees based directly upon the Bank's final performance. By providing this benefit to the employees it is the intention of the Bank's management to foster an interest by the employees in the financial well being of the bank, above that which might normally be expected.

BASIS: Any incentive compensation program offered by the Bank should be based on the Bank's ability to pay. The financial ratio that best indicates this ability to pay is the Bank's -- RETURN ON AVERAGE EQUITY. RETURN ON AVERAGE EQUITY being defined as:

After Tax Income divided by Average Total Equity*

         *Average Total Equity being the total of capital, surplus, and individual profits for the last business day of each month, beginning 12/31 of the preceeding year and ending 12/31 of the current year, divided by thirteen (13 month end totals.)

RETURN ON AVERAGE EQUITY is a fair barometer of the performance of the bank for both the Bank and its employees. The stockholder, as investors, assuming satisfactory performance by the Bank in all other areas, should focus on this ratio as indication of the performance of their investment in the Bank.

From the employees point of view this ratio is fair, in that deposit growth; loan pricing, underwriting, and servicing; customer services; and sound operations are the ingredients that come together to effect Return on Average Equity.

PARTICIPATION: Employees eligible to participate in this program--

all employees who are employed by the Bank as of the last business day of the year and who are classified as full time or permanent part time employees. (Permanent part-time being employees who are working scheduled hours). Employees part-time being employees who are working scheduled hours). Employees participate in the program by receiving one "share" for every $100 of gross earning for the calender year. At the end of the year the number of shares accumulated by each employee are added together to compute the total number of shares participating in the plan for the calender year. The total dollars of bonus earned for the year is then distributed on a per share basis.

COMPUTATION: Bonus pool to be computed and distributed based on the following table:

RETURN ON AVERAGE                   PERCENT OF AFTER TAX
-----------------                   INCOME TO BONUS POOL
                                    --------------------
      11%                                        3%

      11.5%                                      4%

      12%                                        5%

      12.5%                                      6%

      13%                                        7%

      13.5%                                      8%

      14%                                        9%

      14.5%                                     10%

      15%                                       11%

      15.5%                                     12%

      16%                                       13%

      16.5%                                     14%

      17.%                                      15%